PRESS RELEASE

Headline

Silver Dragon Resources Inc. Signs Definitive Asset Purchase Agreement to Acquire Majority Interest in Chinese Company, Sanhe Sino-Top Resources and Technologies, Ltd.

Toronto, Canada - (PRIMEZONE) - March 21, 2006 - Silver Dragon Resources Inc. (OTC BB: SDRG.OB - News) today announced the signing of a Definitive Asset Purchase Agreement with Sino Silver Corp. ("Sino Silver") and Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top") to acquire 100% of Sino Silver's assets. Sino Silver's main asset consists of 60% of the equity in Sino-Top, a Chinese company which holds the exploration and mining rights to several properties and a mine located in the Erbaohuo Silver District in Northern China. In addition, Sino-Top is party to strategic agreements with various parties including the North China Geological Exploration Bureau (NCGEB). Silver Dragon also receives the right to increase its equity interest in Sino-Top up to 70%. The Agreement is subject to receipt of the administrative consent of the local Provincial Department of Commerce in China.

The purchase price for the assets of Sino Silver is US$650,000 and 4,000,000 restricted shares of common stock of the Company. According to the terms of the acquisition, US$150,000 was paid today, with US$100,000 payable on May 20, 2006, and US$400,000 payable once all administrative procedures are complete and consents are obtained in China. Silver Dragon has also agreed to advance US$250,000 to Sino-Top by March 30, 2006, prior to receipt of the administrative consent in China, in order to contribute to Sino-Top's operations.

The terms of this Agreement replace and supersede the terms of a previous venture agreement entered into between Silver Dragon and Sino Silver on April 14, 2005.

"We are pleased to have signed this Agreement with Silver Dragon Resources," commented David Bikerman, President and Chief Executive Officer of Sino Silver. "We believe this is an exciting opportunity for both the shareholders of Sino Silver and Silver Dragon at a time when silver assets in China, specifically within the Erbaohuo Silver District, are extremely valuable."

"Silver Dragon's acquisition of Sino Silver's assets will be a significant milestone for our company as we continue to build a diversified portfolio of silver mining interests around the world," commented Marc Hazout, President and Chief Executive Officer of Silver Dragon. "Our immediate objective is to focus on development plans for the existing properties and mines in the Erbaohuo Silver District, which is a historic silver reserve with three producing silver mines, one of which is the Bairen Daba, the second largest silver mine in China. I will be traveling to China next week to meet with representatives of China International Trust and Investment Corporation (CITIC) and to review other opportunities presented to us by our strategic partners in China."

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly-leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. For more information, please visit www.silverdragonresources.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Silver Dragon Resources Inc.
Marc Hazout, (416) 661-4989
info@silverdragonresources.com